Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 21, 2024, relating to the financial statements of Perceptive Capital Solutions Corp, which is contained in that Prospectus, with respect to our audit of the financial statements of Perceptive Capital Solutions Corp. as of March 31, 2024 and for the period March 22, 2024 (inception) through March 31, 2024. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 21, 2024